Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of December 20, 2013 (this “Agreement”), is entered into among LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of April 5, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                  Estoppel, Acknowledgement and Reaffirmation.  The Loan Parties hereby acknowledge and agree that, as of December 19, 2013, the aggregate outstanding principal amount of the Revolving Loans was $0; and the L/C Obligations were $5,312,625, each of which amounts constitutes a valid and subsisting obligation of the Loan Parties to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.  The Loan Parties hereby acknowledge the Loan Parties’ obligations under the respective Loan Documents to which they are party, reaffirm that each of the liens and security interests created and granted in or pursuant to the Collateral Documents is valid and subsisting and agree that this Agreement shall in no manner impair or otherwise adversely affect such obligations, liens or security interests, except as explicitly set forth herein.

2.                  Amendments.

(a)               The following definitions appearing in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> 6.00 to 1.0	1.00%	6.00%	5.00%
2	< 6.00 to 1.0 but > 5.00 to 1.0	0.85%	5.50%	4.50%
3	< 5.00 to 1.0 but > 4.00 to 1.0	0.70%	5.00%	4.00%
4	< 4.00 to 1.0 but > 3.00 to 1.0	0.55%	4.50%	3.50%
5	< 3.00 to 1.0 but > 2.00 to 1.0	0.40%	4.00%	3.00%
6	< 2.00 to 1.0	0.35%	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from December 20, 2013 through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending December 31, 2013 shall be determined based upon Pricing Tier 3.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14 or any of the other Collateral Documents.

“Consolidated Adjusted EBITDAR” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) rent and lease expense for such period minus (c) Consolidated Maintenance Capital Expenditures made during such period minus (d) income taxes paid in cash during such period plus (e) income tax refunds received in cash during such period.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) other non-cash charges for such period (excluding any write-down of current assets and any such non-cash charges to the extent that such charge represents an accrual of or reserve for a future cash payment), (v) non-cash stock-based compensation expense for such period and (vi) cash charges related to the closure of the Borrower’s Schools located in the States of Ohio and Kentucky that were incurred during fiscal year 2013 in an aggregate amount not to exceed $11,500,000, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) non-cash income or gains for such period and (ii) tax benefits, refunds or credits for such period.  Notwithstanding anything to the contrary contained herein, (1) with respect to the fiscal quarter ending December 31, 2013, Consolidated EBITDA shall exclude that portion thereof attributable to the Borrower’s schools located in Ohio and Kentucky that were closed during fiscal year 2013 and (2) Consolidated EBITDA shall be deemed to be:  (A) for the fiscal quarter ended March 31, 2013, $1,294,000, (B) for the fiscal quarter ended June 30, 2013, $1,138,000 and (C) for the fiscal quarter ended September 30, 2013, $6,659,000.

“Eurodollar Base Rate” means:

(a)                for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent.

“Excluded Property” means, with respect to any Loan Party, (a) any owned real property located outside of the United States, any leased real property and, if so agreed in writing by the Administrative Agent in its sole discretion, other owned real property, (b) unless requested by the Administrative Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Equity Interests of any direct Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (e) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (f) funds received from Federal student financial aid programs under Title IV Programs and held pursuant to 34 C.F.R. 668.163 or otherwise in trust pursuant to Section 34 C.F.R. 666.161.

“Permitted Acquisition” means an Acquisition approved in writing by the Required Lenders.

“Swing Line Sublimit” means $0.

(b)              The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Mortgaged Property” means any real property that is, or is otherwise required by this Agreement to become, subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests of any Loan Party in any real property.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)            a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)            if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)            ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)            evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e)            if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms reasonably acceptable to the Administrative Agent;

(f)            if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(g)            if requested by the Administrative Agent in its sole discretion, satisfactory evidence as to the valuation of such real property from a third party source reasonably acceptable to the Administrative Agent; and

(h)            if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

(c)                Section 2.01(b) of the Credit Agreement is hereby amended to read as follows:

(b)                [Reserved.]

(d)                Section 2.05(b)(ii) of the Credit Agreement is hereby amended to read as follows:

(ii)               Dispositions and Involuntary Dispositions.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than (A) Dispositions of Mortgaged Properties and (B) Permitted Transfers) and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within ninety (90) days of the date of such Disposition or Involuntary Disposition.  The Borrower shall immediately prepay the Loans as hereafter provided in an aggregate amount equal to (1) 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions of Mortgaged Properties (other than the Mortgaged Property located at 1760 Mapleton Avenue, Suffield, CT) and (2) 100% of the first $4,000,000 of Net Cash Proceeds and 50% of the Net Cash Proceeds in excess of $4,000,000 received by any Loan Party or any Subsidiary from the Disposition of the Mortgaged Property located at 1760 Mapleton Avenue, Suffield, CT.

(e)                Section 2.05(b)(iv) of the Credit Agreement is hereby amended to read as follows:

(iv)            Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows: first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, except in the case of Net Cash Proceeds received from Dispositions of Mortgaged Properties which shall not be required to be applied pursuant to this clause third unless otherwise required by Section 2.06, to Cash Collateralize the remaining L/C Obligations with the Minimum Collateral Amount (such prepayments and Cash Collateralization shall be without a corresponding reduction in the Aggregate Revolving Commitments, except in respect of Dispositions of Mortgaged Properties which shall require a reduction in the Aggregate Revolving Commitments as provided by Section 2.06).  Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(f)                 Section 2.05(b) of the Credit Agreement is hereby amended by adding the following new clause (v) to such Section:

(v)               If at any time after the earlier of (1) the date that the Aggregate Revolving Commitments have been reduced to at least $40,000,000 and (2) January 16, 2014, the aggregate amount of cash and Cash Equivalents held or controlled by the Loan Parties exceeds $15,000,000 for a period of longer than two (2) consecutive Business Days, the Borrower shall on the next Business Day prepay the Loans, without a corresponding reduction to the Aggregate Revolving Commitments, in the amount necessary to (A) eliminate such excess or (B) reduce the outstanding principal balance of Loans to $0, whichever amount is less.

(g)               The following new paragraph is added to the end of Section 2.06 of the Credit Agreement to read as follows:

The Aggregate Revolving Commitments shall automatically and permanently be reduced to $40,000,000 on January 16, 2014.  In addition, upon the Disposition of any Mortgaged Property and unless otherwise agreed in writing by the Required Lenders, the Aggregate Revolving Commitments shall automatically and permanently be reduced by an amount equal to the Net Cash Proceeds from such Disposition; provided that if as a result of such reduction the L/C Obligations would exceed the Aggregate Revolving Commitments, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount necessary to eliminate such excess with the Minimum Collateral Amount.

(h)                Section 5.02 of the Credit Agreement is hereby amended by adding the following new clause (d) to such Section:

(d)              With respect to any Credit Extension to be made after January 16, 2014, immediately after giving effect to the requested Credit Extension (excluding L/C Credit Extensions, provided that the balance of the Revolving Credit Loans is $0.00), the aggregate amount of cash and Cash Equivalents of the Loan Parties shall not exceed $10,000,000.

(i)                 The following new sentence is added to the end of Section 6.10 of the Credit Agreement to read as follows:

Each Loan Party maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

(j)                  Section 7.07 of the Credit Agreement is hereby amended by adding the following new subsection (c) to such Section:

(c)               Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(k)                Section 7.14(b) of the Credit Agreement is hereby amended to read as follows:

(b)               Other Property.  (i) Cause all owned and leased property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC‑1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, Real Estate Security Documents and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, to the extent not constituting Excluded Property, the Loan Parties shall have until February 21, 2014 (or such later date as agreed by the Administrative Agent in its sole discretion) to deliver Real Estate Security Documents with respect to the owned real properties identified on Schedule 6.20(a) and the real property located in Nashville, Tennessee.

(l)                A new Section 7.15 is hereby added to the Credit Agreement, immediately following Section 7.14 of the Credit Agreement, to read as follows:

7.15            Cash Collateralized Borrowings.

Until January 16, 2014, the proceeds of all Borrowings made on and after December 20, 2013 shall be maintained on deposit at Bank of America, subject to the control of the Administrative Agent.

(m)               Section 8.02(i) of the Credit Agreement is hereby amended to read as follows:

(i)                 other Investments in addition to those otherwise permitted by this Section 8.02 (but excluding Acquisitions) in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

(n)              Section 8.06(e) of the Credit Agreement is hereby amended to read as follows:

(e)                the Borrower may make other Restricted Payments so long as (i) no Default exists immediately prior and after giving effect thereto, (ii) except in the case of the payment of quarterly dividends on or prior to December 31, 2014, after giving effect to such Restricted Payments on a Pro Forma Basis, the Consolidated Leverage Ratio is less than 1.00 to 1.0, (iii) for a Restricted Payment which is a stock repurchase, if Consolidated EBITDA for the twelve months ending on the last day of the most recently reported fiscal quarter does not exceed $60,000,000, the Borrower may only make stock repurchases if, after giving effect to such stock repurchase, the aggregate amount of all stock repurchases made by the Borrower during the current fiscal quarter and the immediately preceding four fiscal quarters does not exceed $15,000,000 and (iv) with respect to any Restricted Payments in the form of cash dividends, neither the amount of such dividends per share nor the frequency of payment thereof shall be increased without the prior written consent of the Required Lenders.

(o)                Sections 8.11(a), (b), (c) and (d) of the Credit Agreement are hereby amended to read as follows:

(a)             Consolidated Adjusted Net Worth.  Permit Consolidated Adjusted Net Worth at any time on or after December 31, 2013 to be less than the sum of $115,000,000, increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2014 by an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus 100% of the amount of all issuances of Equity Interests after December 31, 2013 that increase consolidated shareholders’ equity.

(b)            Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2013	2.25 to 1.0	2.25 to 1.0	2.25 to 1.0	4.75 to 1.0
2014	3.85 to 1.0	10.00 to 1.0	9.85 to 1.0	2.50 to 1.0
thereafter	2.50 to 1.0	N/A	N/A	N/A

(c)             Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be less than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2013	1.15 to 1.0	1.15 to 1.0	1.15 to 1.0	1.05 to 1.0
2014	1.05 to 1.0	0.80 to 1.0	0.70 to 1.0	1.15 to 1.0
thereafter	1.15 to 1.0	N/A	N/A	N/A

(d)            Minimum Financial Responsibility Composite Score.  Permit the Financial Responsibility Composite Score to be less than (i) 1.0 as of the last day of the fiscal year of the Borrower ending December 31, 2013 and (b) 1.5 as of the last day of each fiscal year of the Borrower thereafter.

(p)            Section 8.15 of the Credit Agreement is hereby amended to read as follows:

8.15            Capital Expenditures.

Permit Consolidated Capital Expenditures to exceed (i) $8,000,000 for the fiscal year of the Borrower ending December 31, 2013 and (ii) $13,000,000 for each fiscal year of the Borrower ending thereafter.

(q)                Exhibit 7.02 of the Credit Agreement is hereby amended in its entirety in the form of Exhibit 7.02 attached hereto.

3.                  Effectiveness; Conditions Precedent.  This Agreement shall be effective when all of the conditions set forth in this Section 3 shall have been satisfied:

(a)               receipt by the Administrative Agent of copies of this Agreement duly executed by the Borrower, the Guarantors and the Required Lenders;

(b)                receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form, content and scope reasonably satisfactory to the Administrative Agent;

(c)                receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)             such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement; and

(ii)            such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation;

(d)                receipt by the Administrative Agent, for the account of each Lender executing this Agreement, a fee in an amount equal to 0.50% of such Lender's Revolving Commitment (assuming for purposes of calculating such fees that the Revolving Commitments of the Lenders have been reduced on a pro rata basis based on the scheduled reduction of the Aggregate Revolving Commitments to $40,000,000 on January 16, 2014); and

(e)                receipt by the Administrative Agent of all other agreed fees.

4.                  Expenses.  The Loan Parties agree to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC.

5.                 Ratification of Credit Agreement.  Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Agreement does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby.  This Agreement is a Loan Document.  Except as expressly modified and amended in this Agreement, all of the terms, provisions and conditions of the Credit Agreement, and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.  Each Loan Party acknowledges and affirms all of its obligations under the Loan Documents.

6.                   Authority/Enforceability.  Each Loan Party represents and warrants as follows:

(a)                It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)              This Agreement has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and to general principles of equity.

(c)                No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by such Loan Party of this Agreement.

(d)              The execution and delivery of this Agreement does not (i) contravene the terms of its Organization Documents or (ii) violate any Law.

7.                  Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants to the Lenders that after giving effect to this Agreement (a) the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as written) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as written) as of such earlier date, (b) no event has occurred and is continuing which constitutes a Default and (c) the Obligations are not reduced or modified by this Agreement and are not subject to any offsets, defenses or counterclaims.

8.                   Counterparts/Facsimile.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by facsimile or other secure electronic format (.pdf) shall be effective as an original.

9.                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.               Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.               Headings.  The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.               Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.                Release.  In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each of the Loan Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of the Administrative Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents through the date of this Agreement, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which each of the Loan Parties may have or claim to have against any of the Lender Group.

13.               No Actions, Claim.  As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Agreement on or prior to the date hereof.

[signature pages follow]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	LINCOLN EDUCATIONAL SERVICES CORPORATION,
a New Jersey corporation

	By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: CFO

GUARANTORS:	LINCOLN TECHNICAL INSTITUTE, INC.,
a New Jersey corporation

	By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

NEW ENGLAND ACQUISITION, LLC,
a Delaware limited liability company

	By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

SOUTHWESTERN ACQUISITION, L.L.C.,
a Delaware limited liability company

	By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

NASHVILLE ACQUISITION, L.L.C.,
a Delaware limited liability company

	By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

EUPHORIA ACQUISITION, LLC,
a Delaware limited liability company

	By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer
LINCOLN EDUCATIONAL SERVICES CORPORATION
SECOND AMENDMENT TO CREDIT AGREEMENT

NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC.,
a Florida corporation

By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

LCT ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

NN ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

LTI HOLDINGS, LLC,
a Colorado limited liability company

By:	/s/ Cesar Ribeiro
Name: Cesar Ribeiro
Title: Treasurer

LINCOLN EDUCATIONAL SERVICES CORPORATION
SECOND AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Roberto Salazar
Name: Roberto Salazar
Title: Vice President

LINCOLN EDUCATIONAL SERVICES CORPORATION
SECOND AMENDMENT TO CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/Jonathan M. Phillips
Name: Jonathan M. Phillips
Title: Senior Vice President

BARCLAYS BANK PLC,
as a Lender

	By:	/s/Alicia Borys
Name: Alicia Borys
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/Doreen M. Fritz
Name: Doreen M. Fritz
Title: Vice President

BMO HARRIS FINANCING, INC.,
as a Lender

By:
Name:
Title:

LINCOLN EDUCATIONAL SERVICES CORPORATION
SECOND AMENDMENT TO CREDIT AGREEMENT

Exhibit 7.02

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter ended _________________, 20___.

I, ______________________, [Title] of LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the "Borrower") hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of April 5, 2012 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent:

(a)	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(b)	[select the applicable provision:]

[Since ___________ (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement.]

[or:]

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status, and a description of the action, if any, taken by the Borrower or any Subsidiary to remedy the same.]

Delivered herewith are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 8.11 of the Credit Agreement and Section 8.15 of the Credit Agreement as of the end of the fiscal period referred to above.

This ______ day of ___________, 20__.

LINCOLN EDUCATIONAL SERVICES CORPORATION,
a New Jersey corporation

By:
Name:
Title:

Computation of Financial Covenants
For the Fiscal Quarter/Fiscal Year ended ______________, 20____

1.	Consolidated Adjusted Net Worth

Consolidated Adjusted Net Worth

		(a)	consolidated shareholders' equity of the Borrower and its Subsidiaries as of such date:	$____________

		(b)	to the extent reducing consolidated shareholders’ equity, non-cash impairment charges for goodwill and other intangible assets as of such date:	$____________

		(c)	outstanding student loan commitments of the Borrower and its Subsidiaries as of such date:	$____________

		(d)	Consolidated Adjusted Net Worth: [1.(a) + 1.(b) – 1.(c)]	$____________

Minimum permitted: See Section 8.11(a) of the Credit Agreement

2.	Consolidated Leverage Ratio

	(a)	Consolidated Funded Indebtedness (as of such date)

		(i)	all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$____________

		(ii)	all Purchase Money Indebtedness:	$____________

		(iii)	the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments:	$____________

(iv)
all obligations in respect of the deferred purchase price of property or services (other than (i) contingent obligations not yet due and payable to pay the earn out portion of the purchase price for Permitted Acquisitions and not required to be reflected as liabilities on the balance sheet and (ii) trade accounts payable in the ordinary course of business)
$____________

		(v)	all Attributable Indebtedness:	$____________

(vi)
all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:
$____________

	(vii)	all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vi) above of Persons other than the Borrower or any Subsidiary:	$____________

(viii)
all Indebtedness of the types referred to in clauses (i) through (vii) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Loan Party or such Subsidiary:
$____________

	(ix)	Consolidated Funded Indebtedness: [2.(a)(i) + 2.(a)(ii) + 2.(a)(iii) + 2.(a)(iv) + 2.(a)(v) + 2.(a)(vi) + 2.(a)(vii) + 2.(a)(viii)]	$____________

(b)	Consolidated EBITDA (for the most recently completed four fiscal quarters)

	(i)	Consolidated Net Income for such period:	$____________

(the following (ii) – (vii), to the extent deducted in calculating such Consolidated Net Income):

	(ii)	Consolidated Interest Charges for such period:	$____________

	(iii)	the provision for federal, state, local and foreign income taxes payable for such period:	$____________

	(iv)	the amount of depreciation and amortization expense for such period:	$____________

(v)
other non-cash charges for such period (excluding any write-down of current assets and any such non-cash charges to the extent that such charge represents an accrual of or reserve for a future cash payment):
$____________

	(vi)	non-cash stock-based compensation expense for such period:	$____________

	(vii)	cash charges related to the closure of the Borrower’s Schools located in the States of Ohio and Kentucky (in an aggregate amount not to exceed $11,500,000 during the term of the Credit Agreement)	$____________

		(viii)	to the extent included in calculating such Consolidated Net Income, non-cash income or gains for such period:	$____________

		(ix)	to the extent included in calculating such Consolidated Net Income, tax benefits, refunds or credits for such period	$____________

		(x)	the portion of Consolidated EBITDA attributable to the Borrower’s schools located in Ohio and Kentucky that were closed during fiscal year 2013:	$____________

		(xi)	Consolidated EBITDA: [2.(b)(i) + 2.(b)(ii) + 2.(b)(iii) + 2.(b)(iv) + 2.(b)(v) + 2.(b)(vi) + 2.(b)(vii) – 2.(b)(viii) – 2.(b)(ix) – 2.(b)(x)]	$____________

		(c)	Consolidated Leverage Ratio [2.(a)(ix) / 2.(b)(xi)]	________ to 1.0

Maximum permitted: See Section 8.11(b) of the Credit Agreement.

3.	Consolidated Fixed Charge Coverage Ratio

	(a)	Consolidated Adjusted EBITDAR (for the most recently completed four fiscal quarters)

		(i)	Consolidated EBITDA (See Line 2.(b)(xi) above):	$____________

		(ii)	rent and lease expense for such period:	$____________

(iii)
Consolidated Maintenance Capital Expenditures made during such period (to equal the lesser of (x) 3.5% of consolidated revenues for such period and (y) Consolidated Capital Expenditures for such period):
$____________

		(iv)	income taxes paid in cash during such period:	$____________

		(v)	income tax refunds received in cash during such period	$____________

		(vi)	Consolidated Adjusted EBITDAR: [3.(a)(i) + 3.(a)(ii) – 3.(a)(iii) – 3.(a)(iv) + 3.(a)(v)]	$____________

	(b)	Consolidated Fixed Charges (for the most recently completed four fiscal quarters)

		(i)	the cash portion of Consolidated Interest Charges for such period:	$____________

		(ii)	rent and lease expense for such period:	$____________

		(iii)	Consolidated Scheduled Funded Debt Payments for such period:	$____________

		(iv)	Consolidated Fixed Charges: [3.(b)(i) + 3.(b)(ii) + 3.(b)(iii)]	$____________

	(c)		Consolidated Fixed Charge Coverage Ratio [3.(a)(vi) / 3.(b)(iv)]	________ to 1.0

Minimum permitted: See Section 8.11(c) of the Credit Agreement.

4.	Minimum Financial Responsibility Composite Score

Financial Responsibility Composite Score:

Minimum permitted: 1.5[1]

5.	Cohort Default Rate

		Cohort Default Rate:		____________%

Maximum permitted: See Section 8.11(e) of the Credit Agreement

6.	Consolidated Capital Expenditures

Consolidated Capital Expenditures

		(a)	all consolidated capital expenditures for such period:	$____________

		(b)	expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Borrower and its Subsidiaries for such period:	$____________

		(c)	Consolidated Capital Expenditures: [6.(a) – 6.(b)]	$____________

Maximum permitted: _______________[2]

1 Minimum requirement for 2013 is 1.0
2 (i) $8,000,000 for the fiscal year 2013 and (ii) $13,000,000 for each fiscal year thereafter